Exhibit 4.2

PREMIER FINANCIAL CORP.

Issuer

And

U.S. BANK NATIONAL ASSOCIATION

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 30, 2020

to

the Indenture

Dated as of September 30, 2020

4.00% Fixed-to-Floating Rate

Subordinated Notes due 2030

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 30, 2020, between PREMIER FINANCIAL CORP., an Ohio corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (“Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee will have executed and delivered the Indenture dated as of the date hereof (the “Base Indenture” and, as the same may from time to time be amended, supplemented or otherwise modified in accordance therewith, including by this Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture.

The Company desires to issue and sell on the date hereof Fifty Million Dollars ($50,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 4.00% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”), and such issuance and sale have been authorized by resolutions duly adopted by the Board of Directors of the Company and by the Pricing Committee of the Board of Directors of the Company.

The Company desires to establish the terms of the Notes.

The Company acknowledges that all things necessary to make this Supplemental Indenture a legal, binding and enforceable instrument, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, binding and enforceable obligations of the Company in accordance with their terms and the terms of the Base Indenture, have been done.

The Company has complied with all conditions precedent provided for in the Base Indenture relating to this Supplemental Indenture.

The Company has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.

DEFINITIONS

Terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified. For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Base Indenture” has the meaning provided in the recitals.

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if: (i) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, or (ii) the then current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date: (i) Compounded SOFR; (ii) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; (iii) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; (iv) the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to clause (i), (ii), (iii) or (iv) above would be less than zero, the Benchmark Replacement will be deemed to be zero.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date: (i) the spread adjustment to the then-existing spread, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; (ii) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and (iii) the spread adjustment to the then-existing spread (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: (i) in the case of clause (i) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination; (ii) in the case of clause (ii) or (iii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or (iii) in the case of clause (iv) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein. For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR). For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (i) if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Calculation Agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible; (ii) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; (iii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or (iv) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” with respect to the Notes means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which commercial banks in the state in which the Corporate Trust Office is located and commercial banks are open for business in New York, New York.

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its affiliates) to act in accordance with Section 2.04. The Company will act as the initial Calculation Agent.

“Company” has the meaning provided in the recitals.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with: (i) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that: (ii) if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time. For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 388.5 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Depository” has the meaning provided in Section 2.03(b).

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Fixed Period Interest Payment Date” has the meaning provided in Section 2.04(a).

“Fixed Rate Period” has the meaning provided in Section 2.04(a).

“Floating Period Interest Payment Date” has the meaning provided in Section 2.04(b).

“Floating Rate Interest Period” has the meaning provided in Section 2.04(b).

“Floating Rate Period” has the meaning provided in Section 2.04(b).

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

“Indenture” has the meaning provided in the recitals.

“Independent Tax Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of federal income taxation law, including the deductibility of interest payments made with respect to corporate debt instruments, and shall include any Person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tax Event.”

“Interest Payment Date” has the meaning provided in Section 2.04(b).

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“Investment Company Event” means any event whereby the Company becomes required, or there is more than an insubstantial risk that the Company will be required, within ninety (90) days, to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Maturity Date” has the meaning provided in Section 2.02.

“Notes” has the meaning provided in the recitals.

“Paying Agent” has the meaning provided in Section 2.03(d).

“Payment Blockage Notice” has the meaning provided in Section 5.02(b)(i).

“Redemption Date” means each date, if any, on which Notes are redeemed pursuant to Section 4.01 hereof.

“Reference Time” with respect to any determination of the Benchmark means: (i) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Regulatory Capital Treatment Event” means the good faith determination by the Company that, as a result of: (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes; (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Notes; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is made, adopted, approved or effective after the initial issuance of the Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then Outstanding as Tier 2 Capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Note is Outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“Representative” means the (a) indenture trustee or other trustee, agent or representative for any Senior Indebtedness or (b) with respect to any Senior Indebtedness that does not have any such trustee, agent or other representative, (i) in the case of such Senior Indebtedness issued pursuant to an agreement providing for voting arrangements as among the holders or owners of such Senior Indebtedness, any holder or owner of such Senior Indebtedness acting with the consent of the required persons necessary to bind such holders or owners of such Senior Indebtedness and (ii) in the case of all other such Senior Indebtedness, the holder or owner of such Senior Indebtedness.

“Senior Indebtedness” means with respect to the Notes the principal of, and premium, if any, and interest on: (i) all “indebtedness for money borrowed” of the Company whether outstanding on the date hereof or hereafter created, assumed or incurred, except for indebtedness that expressly states that it is subordinate in right of payment to indebtedness for borrowed money of the Company, and (ii) any deferrals, renewals or extensions of any such indebtedness for money borrowed. The term “indebtedness for money borrowed” means any obligation of, or any obligation guaranteed by, the Company for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any off-balance sheet guarantee obligation, any obligation under a direct credit substitute, including any letters of credit, bankers’ acceptance, security purchases facility or similar agreement, any capitalized lease obligation; any deferred obligation for payment of the purchase price of any property, assets or services; all obligations of the type referred to above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and all obligations of the type referred to above of other persons secured by any lien on any property or asset of the Company, whether or not such obligation is assumed by the Company. Senior Indebtedness excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the Securities of any series, (b) is identified as junior to, or equal in right of payment with, the Securities of any series in any board resolution of the Company or in any supplemental indenture hereto, (c) constitutes trade creditor indebtedness arising in the ordinary course of business or (d) constitutes indebtedness between or among the Company and its affiliates.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or a successor administrator), on the FRBNY’s Website.

“Supplemental Indenture” has the meaning provided in the recitals.

“Tax Event” means the receipt by the Company of an opinion of Independent Tax Counsel to the effect that as a result of: (i) any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority thereof or therein; (ii) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any rules, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or (iii) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in the case of each of (i), (ii) and (iii) above, which change or amendment or challenge becomes effective or which pronouncement or decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Trustee” has the meaning provided in the recitals until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

ARTICLE II.

FORM AND TERMS OF THE NOTES

2.01 Designation and Principal Amount.

(a) The Notes are hereby authorized and are designated the “4.00% Fixed-to-Floating Rate Subordinated Notes due 2030,” unlimited in aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $50,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Article II of the Base Indenture.

(b) The Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Securities equal in rank to and having the same terms and conditions in all respects as the Notes issued on the date hereof (except for issue date, the offering price, the interest commencement date and the first interest payment date), provided that such additional Securities (i) either (A) shall be issued pursuant to a “qualified reopening” of the Notes for U.S. federal income tax purposes, or (B) such additional Securities are, and the Notes were, issued without original issue discount for U.S. federal income tax purposes, or (ii) such additional Securities shall be issued under a different CUSIP number. These additional Securities will be consolidated and form a single series with the Notes. Any such additional Securities will be consolidated and form a single series with the Notes.

2.02 Maturity. The principal amount of the Notes shall be payable on September 30, 2030 (the “Maturity Date”) unless redeemed prior to such date.

2.03 Form and Payment.

(a) The Notes shall be issued only in fully registered book-entry form, without coupons, evidenced by global notes substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The terms and provisions contained in the Notes shall constitute, and expressly are made a part of this Supplemental Indenture. The Notes shall be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(b) Payments of principal and interest on the global notes representing the Notes shall be made to the Paying Agent (defined below) which in turn shall make payment to The Depository Trust Company as the depository with respect to the Notes (the “Depository”) or its nominee.

(c) The global notes representing the Notes shall be delivered to the Trustee as Custodian for the Depository and shall be registered, at the request of the Depository, in the name of Cede & Co.

(d) U.S. Bank National Association shall act as paying agent for the Notes (the “Paying Agent”). The Company may appoint and change the Paying Agent without prior notice to the Holders.

2.04 Interest.

(a) The Notes will bear interest at a fixed rate of 4.00% per annum from and including September 30, 2020 to but excluding September 30, 2025 or earlier Redemption Date (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on March 30 and September 30 of each year, commencing on March 30, 2021 (each such date a “Fixed Period Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each Holder in whose name a Note is registered at the close of business (whether or not a Business Day) on the 15th calendar day immediately preceding the applicable Fixed Period Interest Payment Date.

(b) From and including September 30, 2025, to but excluding the Maturity Date or earlier Redemption Date (the “Floating Rate Period”) the Notes will bear interest at a floating rate per annum equal to the then-current Three-Month Term SOFR plus a spread of 388.5 basis points, or such other rate as determined pursuant to this Supplemental Indenture, provided that in no event shall the applicable floating interest rate be less than zero per annum for any Floating Rate Interest Period. A “Floating Rate Interest Period” means, the period from, and including, each Floating Period Interest Payment Date (as defined below) to, but excluding, the next succeeding Floating Period Interest Payment Date, except for the initial Floating Rate Interest Period, which will be the period from, and including, September 30, 2025 to, but excluding, the next succeeding Floating Period Interest Payment Date. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on December 30, 2025 to but excluding the Maturity Date (unless redeemed prior to the Maturity Date) (each such date, a “Floating Period Interest Payment Date”, together with each Fixed Period Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each Holder in whose name a Note is registered at the close of business (whether or not a Business Day) on the 15th calendar day immediately preceding the applicable Floating Period Interest Payment Date, provided that interest payable on the Maturity Date shall be payable to the person to whom the principal hereof is payable. Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall cease to be payable to the Holder on the relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed.

(c) If any Interest Payment Date, including the Maturity Date, falls on a day that is not a Business Day, the related payment will be made on the next succeeding Business Day with the same force and effect as if made on the day such payment was due (unless, with respect to a Floating Period Interest Payment Date, such day falls in the next calendar month, in which case the Floating Period Interest Payment Date will instead be the immediately preceding day that is a Business Day, and interest will accrue to, but excluding, the Floating Period Interest Payment Date as so adjusted), and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Interest will be computed on the basis of a 360 day year consisting of twelve 30-day months to, but excluding, September 30, 2025, and, thereafter, interest will be computed on the basis of the actual number of days in a Floating Rate Interest Period and a 360-day year to, but excluding, September 30, 2030. The Company or the Calculation Agent, as applicable, shall calculate the amount of interest payable on any Interest Payment Date and the Trustee shall have no duty to confirm or verify any such calculation. U.S. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(d) The Company shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate Three-Month Term SOFR in respect of each Floating Rate Period. The calculation of Three-Month Term SOFR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. The Trustee shall not be under any duty to succeed to, assume or otherwise perform, any duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its affiliates to be the Calculation Agent.

2.05 Effect of Benchmark Transition Event.

(a) If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

(b) Notwithstanding anything set forth in Section 2.04, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 2.05 will thereafter apply to all determinations of the interest rate on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus 388.5 basis points.

(c) The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark and under this Section 2.05. Any determination, decision or election that may be made by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (i) will be conclusive and binding on the Holders of the Notes and the Trustee absent manifest error, (ii) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (iii) if made by a Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects and (iv) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the Notes, the Trustee or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company will make such determination, decision or election on the same basis as described above.

(d) The Company (or its Calculation Agent) shall notify the Trustee in writing (i) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.

(e) The Trustee (including in its capacity as Paying Agent) shall have no (i) responsibility or liability for the (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent, as applicable, and (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Calculation Agent. The Trustee shall be entitled to conclusively rely on any determination made, and any instruction, notice, Officers’ Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind. The Trustee shall not be obligated to enter into any amendment or supplement hereto that adversely impacts its rights, duties, obligations, indemnities, immunities or liabilities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes).

(f) If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

2.06 Notes Not Convertible or Exchangeable. The Notes shall not be convertible into, or exchangeable for, any other securities of the Company, except that the Notes shall be exchangeable for other Notes to the extent provided for in the Base Indenture.

2.07 No Sinking Fund. No sinking fund shall be provided with respect to the Notes.

ARTICLE III.

EVENTS OF DEFAULT

3.01 Events of Default. Article V of the Base Indenture shall apply to the Notes.

ARTICLE IV.

REDEMPTION OF THE NOTES

4.01 Optional Redemption.

(a) The Notes shall not be redeemable prior to September 30, 2025, except as provided in Section 4.01(b). The Notes shall be redeemable, in whole or in part, at the option of the Company beginning with the Interest Payment Date on September 30, 2025 and on any Interest Payment Date thereafter, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, and any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption.

(b) The Company may also, at its option, redeem the Notes at any time before the Maturity Date in whole, but not in part, at any time within 90 days of the occurrence of a Tax Event, a Regulatory Capital Treatment Event or an Investment Company Event. Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, and any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption.

(c) If the Company elects to redeem the Notes pursuant to the optional redemption provisions of Section 4.01(a) or 4.01(b), at least 45 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the Redemption Date, the Company shall furnish to the Trustee a Company Officers’ Certificate setting forth (i) the applicable section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price and (v) a Board Resolution of the Company.

(d) In the case of a redemption pursuant to Section 4.01(a), if less than all of the Notes are to be redeemed and the Notes are global securities, the Notes to be redeemed shall be selected on a pro rata basis or by such other method of selection, if any, that the Trustee deems fair and appropriate (and in accordance with the procedures of the Depositary). The Trustee shall promptly notify in writing the Company of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $1,000 or integral multiples of $1,000 in excess thereof; no Notes of a principal amount of $1,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not equal to $1,000 or an integral multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

(e) Any optional redemption of the Notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations.

(f) In the case of any redemption, at least 30 days but no more than 60 days before the Redemption Date, the Company shall send in accordance with the applicable procedures of the Depository, or if the Notes are not then global securities the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address appearing on the register. The notice shall identify the Notes to be redeemed (including the CUSIP and/or ISIN numbers thereof, if any) and shall state:

(i)	the Redemption Date;

(ii)	the principal amount of the Notes that are being redeemed;

(iii)	each Place of Payment;

(iv)	the redemption price and accrued interest to the Redemption Date that is payable pursuant to Article XI of the Base Indenture;

(v)

if fewer than all Outstanding Notes are to be redeemed, the portion of the principal amount of such Notes to be redeemed and that, after the Redemption Date and upon surrender of such Notes, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(vi)	the name and address of the Paying Agent;

(vii)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(viii)	that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(ix)	if such notice is conditioned upon the satisfaction of one or more conditions precedent, the nature of such conditions precedent;

(x)	the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(xi)	that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

The Company may state in the notice of redemption that payment of the redemption price and performance of its obligations with respect to redemption or purchase may be performed by another Person.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, that the Company shall have delivered to the Trustee, at least 45 days prior to the Redemption Date, a Company Officers’ Certificate requesting that the Trustee give such notice and attaching a copy of such notice, which shall set forth the information to be stated in such notice as provided in this Section 4.01. If any condition precedent to a redemption has not been satisfied, the Company will provide written notice to the Trustee not less than two Business Days prior to the Redemption Date that such condition precedent has not been satisfied, the notice of redemption is rescinded or delayed and the redemption subject to the satisfaction of such condition precedent shall not occur or shall be delayed. The Trustee shall, upon receipt of such written notice, promptly send a copy of such notice to the Holders of the Notes.

ARTICLE V.

SUBORDINATION OF SECURITIES

5.01 Agreement of Subordination. The Company covenants and agrees, and each Holder by accepting a Note likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article; and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

The payment of the principal of, interest on and any Redemption Price for the Notes shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of the Indenture or thereafter incurred. The Notes will also be subordinated in right of payment to all “other company obligations,” which is defined to include obligations of the Company associated with derivative products, including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and currency exchange contracts and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments, unless the instrument by which the Company incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of the Company.

No provision of this Article shall prevent the occurrence of any Default or Event of Default hereunder.

5.02 Payments to Holders. No payment or distribution shall be made with respect to the principal of, interest on or any Redemption Price for the Notes, except for payments and distributions made by the Trustee as permitted by the first or second paragraph of Section 5.05, if:

(a) (i) a default in the payment of principal, premium, interest or other obligations constituting Senior Indebtedness occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, such a default occurs and continues beyond the period of grace specified in the instrument or lease evidencing such Senior Indebtedness), unless and until such default shall have been cured or waived or shall have ceased to exist, and (ii) a Trust Officer of the Trustee receives a written notice of such default from a Representative or the Company; or

(b) (i) a default under any Senior Indebtedness (other than a default described in clause (a) above) occurs and is continuing, if the effect of such default is to permit holders of such Senior Indebtedness to accelerate its maturity, and (ii) a Trust Officer of the Trustee receives a notice of such default from a Representative or the Company (a “Payment Blockage Notice”).

Upon the Trustee’s receipt of a Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until (A) at least 365 days shall have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (B) all scheduled payments of principal of, interest on and any Redemption Price for the Notes that have come due have been paid in full in cash. No default described in clause (b) above that existed or was continuing on the date of delivery of any Payment Blockage Notice shall be, or be made, the basis for a subsequent Payment Blockage Notice.

The Company may and shall resume payments on and distributions in respect of the Notes upon the earlier of:

(i)	the date upon which the default is cured or waived or ceases to exist, or

(ii)

in the case of a default described in clause (b) above, the 180th day after receipt of the corresponding Payment Blockage Notice, unless the maturity of such Senior Indebtedness has been accelerated or this Article otherwise prohibits such payment or distribution at the time thereof.

Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or Notes, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, or payment thereof in accordance with its terms provided for in cash or other payment satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of or interest on the Notes (except payments made pursuant to Article V of the Base Indenture from monies deposited with the Trustee pursuant thereto prior to commencement of proceedings for such dissolution, winding-up, liquidation or reorganization); and upon any such dissolution or winding-up or liquidation or reorganization of the Company or bankruptcy, insolvency, receivership or other proceeding, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or Notes, to which the Holders or the Trustee would be entitled, except for the provision of this Article, shall (except as aforesaid) be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under the Indenture if received by them or it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or to their Representative, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full, in cash or other payment satisfactory to the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution or provision therefor is made to the Holders or to the Trustee. Whenever a distribution is to be made or a notice given to the holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative.

For purposes of this Article, the words, “cash, property or Notes” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or Notes of the Company or any other Person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article with respect to the Notes to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) the Senior Indebtedness is assumed by the new Person, if any, resulting from any reorganization or readjustment, and (ii) the rights of the holders of Senior Indebtedness (other than leases which are not assumed by the Company or the new Person, as the case may be) are not, without the consent of such holders, altered by such reorganization or readjustment.

The consolidation of the Company with, or the merger of the Company into, another Person, or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided for in Article VIII of the Base Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other Person shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article VIII of the Base Indenture.

In the event of the acceleration of the Notes because of an Event of Default, no payment or distribution shall be made to the Trustee or any Holder in respect of the principal of or interest on the Notes (including, but not limited to, the Redemption Price with respect to the Notes called for redemption in accordance with Section 4.01(b)), except payments and distributions made by the Trustee as permitted by the first or second paragraph of Section 5.05, until all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness or such acceleration is rescinded in accordance with the terms of the Indenture. If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration at the address set forth in the notice from the Representative to the Trustee as being the address to which the Trustee should send its notice pursuant to this Section, unless there are no payment obligations of the Company thereunder and all obligations thereunder to extend credit have been terminated or expired.

In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or Notes (including by way of setoff or otherwise), prohibited by the foregoing, shall be received by the Trustee or the Holders before all Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of such Senior Indebtedness, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness or their Representative, as their respective interests may appear, as calculated by the Company and directed by the Company pursuant to a Company Order, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or other payment satisfactory to the holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

Nothing in this Article shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 of the Base Indenture. This Section shall be subject to the further provisions of Section 5.05. For the avoidance of doubt, such payments are not subordinated to the Company’s Senior Indebtedness.

5.03 Subrogation of Notes. Subject to the payment in full of all Senior Indebtedness, the rights of the Holders shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Article (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to other indebtedness of the Company to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or Notes of the Company applicable to the Senior Indebtedness until the principal and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or Notes to which the Holders or the Trustee would be entitled except for the provisions of this Article, and no payment over pursuant to the provisions of this Article, to or for the benefit of the holders of Senior Indebtedness by Holders or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holders, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and no payments or distributions of cash, property or Notes to or for the benefit of the Holders pursuant to the subrogation provisions of this Article, which would otherwise have been paid to the holders of Senior Indebtedness shall be deemed to be a payment by the Company to or for the account of the Notes. It is understood that the provisions of this Article are and are intended solely for the purposes of defining the relative rights of the Holders, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Nothing contained in this Article or elsewhere in the Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness, and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness in respect of cash, property or Notes of the Company received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Article, the Trustee, subject to the provisions of Section 601 of the Base Indenture, and the Holders shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon and all other facts pertinent thereto or to this Article.

5.04 Authorization to Effect Subordination. Each Holder of a Note, by the acceptance thereof, authorizes and directs the Trustee on the Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article and appoints the Trustee to act as the Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 504 of the Base Indenture hereof at least 30 days before the expiration of the time to file such claim, the holders of any Senior Indebtedness or their Representative are hereby authorized to file an appropriate claim for and on behalf of the Holders.

5.05 Notice to Trustee. The Company shall give prompt written notice to a Trust Officer of the Trustee and to any paying agent of any fact known to the Company which would prohibit the making of any payment of monies to or by the Trustee or any Paying Agent pursuant to the provisions of this Article. Notwithstanding the provisions of this Article or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article, unless and until a Trust Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office; and before the receipt of any such written notice, the Trustee, subject to Section 601 of the Base Indenture, shall be entitled in all respects to conclusively assume that no such facts exist; provided that if on a date not fewer than two Business Days prior to the date upon which by the terms hereof any such monies may become payable for any purpose (including the payment of the principal of or interest on any Note) the Trustee shall not have received, with respect to such monies, the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date.

Notwithstanding anything in this Article to the contrary, nothing shall prevent any payment by the Trustee to the Holders of monies deposited with it pursuant to Section 401 of the Base Indenture, and any such payment shall not be subject to the provisions of Section 5.01 or 5.02.

The Trustee, subject to the provisions of Section 601 of the Base Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Representative or a Person representing himself or herself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a Representative or a holder of Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

5.06 Trustee’s Relation to Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in Section 613 of the Base Indenture or elsewhere in the Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article shall apply to the Company’s obligations to the Trustee under Section 607 of the Base Indenture.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and, subject to the provisions of Section 601 of the Base Indenture, the Trustee shall not be liable to any holder of Senior Indebtedness if it shall pay over or deliver to Holders, the Company or any other Person money or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article or otherwise.

5.07 No Impairment of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

5.08 Article Applicable to Paying Agents. If at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article shall (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article in addition to or in place of the Trustee; provided, however, that the first paragraph of Section 5.05 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

5.09 Senior Indebtedness Entitled to Rely. The holders of Senior Indebtedness (including Senior Indebtedness) shall have the right to rely upon this Article, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

ARTICLE VI.

MISCELLANEOUS

6.01 Ratification of Base Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

6.02 Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act of 1939, the imposed duties shall control.

6.03 Conflict with Base Indenture. To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Supplemental Indenture shall control.

6.04 Governing Law. This Indenture and the Securities shall be governed by and construed in accordance with the law of the state of New York without reference to its principles of conflict of laws (other than Section 5-1401 of the General Obligations Law).

6.05 Successors. All agreements of the Company in the Base Indenture, this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this Supplemental Indenture shall bind its successors.

6.06 Counterparts and Electronic Execution. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the Company)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

6.07 Trustee Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture, and shall not be responsible for any statement of the Company in this Supplemental Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PREMIER FINANCIAL CORP.

By:	/s/ Paul D. Nungester, Jr.

Name: Paul D. Nungester, Jr.
Title: Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Katherine A. Esber

Name: Katherine A. Esber
Title: Vice President

Signature Page to First Supplemental Indenture

EXHIBIT A

FORM OF NOTE

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REREGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OF TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PREMIER FINANCIAL CORP.

4.00% Fixed-to-Floating Rate Subordinated Notes due 2030

No. A-1	CUSIP: 74052F AA6
$46,000,000	ISIN: US74052FAA66

PREMIER FINANCIAL CORP., an Ohio corporation (together with any successor Corporation under the Indenture hereinafter referred to, the “Company”), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of FORTY SIX MILLION DOLLARS ($46,000,000) on September 30, 2030 (the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from and including September 30, 2020, to but excluding September 30, 2025, unless redeemed prior to such date (such period, the “Fixed Rate Period”), at a rate of 4.00% per annum, semi-annually in arrears on March 30 and September 30 of each year, commencing on March 30, 2021 (each such date, a “Fixed Rate Interest Payment Date”) and (ii) from and including September 30, 2025, to but excluding the Stated Maturity Date or earlier Redemption Date (such period, the “Floating Rate Period”), at a rate equal to Three-Month Term SOFR, reset quarterly, plus 388.5 basis points, or such other rate as may be determined pursuant to the Supplemental Indenture hereinafter referred to, quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on December 30, 2025, and ending on the Stated Maturity Date or earlier Redemption Date (each such date, a “Floating Rate Interest Payment Date” and, together with each Fixed Rate Interest Payment Date, each an “Interest Payment Date”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed. If any Interest Payment Date or the Stated Maturity Date falls on a day that is not a Business Day, payment may be made on the next succeeding Business Day and no interest on such payment will accrue for the period of such delay; provided that if any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and in each such case the amount payable on such Business Day will include interest accrued to but excluding such Business Day. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

Payment of the principal of and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

PREMIER FINANCIAL CORP.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

Authorized Signatory

By:
Name:
Title:

PREMIER FINANCIAL CORP.

4.00% Fixed-to-Floating Rate Subordinated Notes due 2030

No. IAI-1	CUSIP: 74052F AB4
$4,000,000	ISIN: US74052FAB40

PREMIER FINANCIAL CORP., an Ohio corporation (together with any successor Corporation under the Indenture hereinafter referred to, the “Company”), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of FOUR MILLION DOLLARS ($4,000,000) on September 30, 2030 (the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from and including September 30, 2020, to but excluding September 30, 2025, unless redeemed prior to such date (such period, the “Fixed Rate Period”), at a rate of 4.00% per annum, semi-annually in arrears on March 30 and September 30 of each year, commencing on March 30, 2021 (each such date, a “Fixed Rate Interest Payment Date”) and (ii) from and including September 30, 2025, to but excluding the Stated Maturity Date or earlier Redemption Date (such period, the “Floating Rate Period”), at a rate equal to Three-Month Term SOFR, reset quarterly, plus 388.5 basis points, or such other rate as may be determined pursuant to the Supplemental Indenture hereinafter referred to, quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on December 30, 2025, and ending on the Stated Maturity Date or earlier Redemption Date (each such date, a “Floating Rate Interest Payment Date” and, together with each Fixed Rate Interest Payment Date, each an “Interest Payment Date”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed. If any Interest Payment Date or the Stated Maturity Date falls on a day that is not a Business Day, payment may be made on the next succeeding Business Day and no interest on such payment will accrue for the period of such delay; provided that if any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and in each such case the amount payable on such Business Day will include interest accrued to but excluding such Business Day. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

Payment of the principal of and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

PREMIER FINANCIAL CORP.

By:
Name: Donald P. Hileman
Title: Chief Executive Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.

Date of authentication: September 30, 2020

U.S. BANK NATIONAL ASSOCIATION, as Trustee

Authorized Signatory

By:
Name: Katherine Esber
Title: Vice President

REVERSE OF NOTE

PREMIER FINANCIAL CORP.

4.00% Fixed-to-Floating Rate Subordinated Notes due 2030

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “4.00% Fixed-to-Floating Rate Subordinated Notes due 2030” (the “Notes”) initially issued in an aggregate principal amount of $50,000,000 on September 30, 2020. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Indenture dated as of September 30, 2020 (the “Base Indenture” and, as the same may from time to time be amended, supplemented or otherwise modified in accordance therewith, including by the Supplemental Indenture referred to below, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (together with any successor trustee, the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated as of September 30, 2020, between the Company and the Trustee (the “Supplemental Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, privileges, indemnities and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the provisions of this Note shall govern to the extent that such provisions of this Note are not inconsistent with (i) the provisions of the Supplemental Indenture or (ii) the provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The indebtedness of the Company evidenced by the Notes, including the principal thereof and interest thereon, (i) to the extent and in the manner set forth in the Indenture, is subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, on the terms and subject to the terms and conditions set forth in the Indenture, and (ii) shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company that is not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 Capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve”) as applicable to the Company and as the same may be amended or supplemented from time to time. If an Event of Default with respect to the Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article V of the Base Indenture and Section 5.02 of the Supplemental Indenture. Accordingly, the Holder has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to, but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after September 30, 2025. The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of an Investment Company Event, a Tax Event, or a Regulatory Capital Treatment Event. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article XI of the Base Indenture and Section 4.01 of the Supplemental Indenture shall apply to the redemption of any Notes by the Company.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and to waive certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register described in Section 305 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the

Company and the Security Registrar and duly executed, by the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole (i) by The Depository Trust Company (the “Depositary”) to a nominee of the Depositary, (ii) by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or (iii) by the Depositary or a nominee of the Depositary to a successor depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of individual certificates and will not be considered Holders. None of the Company, the Trustee, the Security Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Security Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 305 of the Base Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of individual certificates, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of an individual certificate in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at 10 West Broad Street, 12th Floor, Columbus, OH 43215. The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of individual certificates will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

This Note shall be governed by and construed in accordance with the law of the state of New York without reference to its principles of conflict of laws (other than Section 5-1401 of the General Obligations Law).

ASSIGNMENT FORM

To assign the within Security, fill in the form below:

I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of Premier Financial Corp. The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)
Your Name:
Date:
Signature
Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.